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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                          Commission File Number              333-108545
                                                              ----------


                         Hyundai ABS Funding Corporation
              as Depositor to Hyundai Auto Receivables Trust 2004-A
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               (Exact Name of Registrant as Specified in Charter)


     10550 Talbert Avenue, Fountain Valley, California 92708 (714) 594-1579
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  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)


    Hyundai Auto Receivables Trust 2004-A: Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes, Class C Notes, Class D Notes
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             Title of Each Class of Securities Covered by this Form

                                      none
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Titles of All Other Classes of Securities for Which a Duty to File Reports Under
                         Section 13(a) or 15(d) Remains

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [ ]                 Rule 12h-3(b)(1)(i)  [X]
     Rule 12g-4(a)(1)(ii) [ ]                 Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                 Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                 Rule 12h-3(b)(2)(ii) [ ]
                                              Rule 15d-6           [ ]

     Approximate Number of Holders of Record as of the Certification or Notice
     Date:    99
           -------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Hyundai ABS Funding Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     Date: 04/18/2005               By: /s/ David A. Hoeller
           ---------                    -----------------------------
                                        David A. Hoeller, Vice President &
                                        Secretary